UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 8, 2011

Dell Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-17017	74-2487834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Dell Way, Round Rock, Texas 78682
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (800) 289-3355

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On September 8, 2011, the Board of Directors of Dell Inc., upon the recommendation of its governance and nominating committee, appointed Ms. Janet Clark, Executive Vice President, Treasurer and Chief Financial Officer of Marathon Oil Corporation, Ms. Laura Conigliaro, retired Partner at The Goldman Sachs Group, Inc., and Mr. Ken Duberstein, Chairman and Chief Executive Officer of The Duberstein Group, Inc., to the Board of Directors. On the same date, the Board of Directors, appointed Ms. Clark to the audit committee, Ms. Conigliaro to the finance committee, and Mr. Duberstein to the governance and nominating committee.  Each new director will serve on the Board of Directors from the appointment date until the next annual meeting of stockholders, to be held in 2012, at which time the director’s continued service will be subject to renomination and stockholder approval.

Ms. Clark, Ms. Conigliaro, and Mr. Duberstein each will participate in Dell’s compensation plan for non-employee directors, as described in the company’s annual meeting proxy statement filed with the Securities and Exchange Commission on May 26, 2011. Pursuant to that plan, in connection with their initial appointment to the Board of Directors, non-employee directors receive a prorated annual retainer fee (currently at an annual rate of $75,000) and a prorated restricted stock unit grant (currently at an annual value of $210,000), with the number of shares to be determined based on the stock price on the date of grant. The initial retainer payment date and such restricted stock grant date will be the date of the first Board of Directors meeting attended by each new appointee. The restricted stock units will be issued pursuant to Dell’s Amended and Restated 2002 Long-Term Incentive Plan.

A copy of Dell’s press release issued on September 9, 2011 announcing the appointments of Ms. Clark, Ms. Conigliaro, and Mr. Duberstein to the Board of Directors is filed as Exhibit 99.1 to this report.

Item 9.01 – Financial Statements and Exhibits.

(d)  Exhibits.

The following document is herewith filed as an exhibit to this report.

Exhibit No.         Description of Exhibit

Exhibit 99.1 –      Press Release issued by Dell Inc., dated September 9, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.

Date:	September 9, 2011	By:	/s/ Janet B. Wright
Janet B. Wright
Vice President and Assistant Secretary (Duly authorized officer)

EXHIBIT INDEX

Exhibit No. Description of Exhibit
Exhibit 99.1	Press Release issued by Dell Inc., dated September 9, 2011